                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]     Preliminary Proxy Statement

[  ]     Confidential, for Use of the Commission (as permitted by
         Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[  ]     Definitive Additional Materials

[  ]     Soliciting Material Pursuant toss. 240.14a-11 orss. 240.14a-12


                           RENAISSANCERE HOLDINGS LTD.
    ------------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)
    ------------------------------------------------------------------------


                                       N/A
    ------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]      No Fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)    Title of each class of securities to which transaction applies: _____________

         2)    Aggregate number of securities to which transaction applies: _____________

         3)    Per unit price or other underlying value of transaction computed pursuant to Exchange
               Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)    Proposed maximum aggregate value of transaction: _______________

         5)    Total fee paid: _____________________

[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid: ___________
         2)    Form, Schedule or Registration Statement No.: _____________
         3)    Filing Party: ___________
         4)    Date Filed: ____________


                           RENAISSANCERE HOLDINGS LTD.
                                RENAISSANCE HOUSE
                               8-12 EAST BROADWAY
                             PEMBROKE HM 19 BERMUDA

                                 ---------------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 28, 2003

                                 ---------------


To the Shareholders of RenaissanceRe Holdings Ltd.:

Notice is hereby given that our 2003 Annual General Meeting of Shareholders (the "Annual Meeting") will be held at the Bermuda Underwater Exploration Institute, 40 Crow Lane, Pembroke, Bermuda on May 28, 2003 at 10:00 a.m., Atlantic daylight savings time, for the following purposes:

         1. To elect three Class II directors to serve until our 2006 Annual Meeting (the "Board Nominees Proposal").

         2. To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2003 fiscal year until our 2004 Annual Meeting, and to refer the determination of the auditors' remuneration to the Board (collectively, the "Auditors Proposal").

At the Annual Meeting, shareholders will also receive the report of our independent auditors and our financial statements for the year ended December 31, 2002, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

All shareholders of record at the close of business on March 3, 2003, are entitled to notice of, and to vote at, the Annual Meeting.

All shareholders are cordially invited to attend the meeting in person. However, to ensure that your shares are represented at the Annual Meeting, you are urged to complete, sign, date and return the accompanying proxy card promptly in the enclosed postage paid envelope. Please sign the accompanying proxy card exactly as your name appears on your share certificate(s). You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even if you have returned a proxy.

By order of the Board of Directors,



/s/ James N. Stanard
------------------------
James N. Stanard
Chairman of the Board
April 22, 2003

                           RENAISSANCERE HOLDINGS LTD.
                                RENAISSANCE HOUSE
                               8-12 EAST BROADWAY
                             PEMBROKE HM 19 BERMUDA

                                 ---------------

                     ANNUAL GENERAL MEETING OF SHAREHOLDERS

                                  MAY 28, 2003

                                 ---------------

                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of RenaissanceRe Holdings Ltd. to be voted at our Annual General Meeting of Shareholders to be held at the Bermuda Underwater Exploration Institute, 40 Crow Lane, Pembroke, Bermuda on May 28, 2003 at 10:00 a.m., Atlantic daylight savings time, or any postponement or adjournment thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying form of proxy are being first mailed to shareholders on or about April 23, 2003.

         As of March 3, 2003, the record date for the determination of persons entitled to receive notice of, and to vote at, the Annual Meeting, there were issued and outstanding: (i) 69,696,202 of our common shares, par value $1.00 per share (the "Full Voting Common Shares"), and (ii) 3,549,600 of our Diluted Voting Class I Common Shares, par value $1.00 per share (the "Diluted Voting Shares"). We refer to our Full Voting Common Shares and our Diluted Voting Shares in this Proxy Statement collectively as the "Common Shares." The Common Shares are our only class of equity securities outstanding and entitled to vote at the Annual Meeting. During the second quarter of 2002, RenaissanceRe effected a three-for-one stock split through a stock dividend of two additional Common Shares for each Common Share owned. All of the share and per share information provided in this Proxy Statement is presented as if the stock dividend had occurred for all periods presented.

         Holders of Full Voting Common Shares are entitled to one vote on each matter to be voted upon by the shareholders at the Annual Meeting for each share held. Holders of Diluted Voting Shares are entitled to a fixed voting interest in RenaissanceRe of up to 9.9% of all outstanding voting rights attached to the Common Shares, inclusive of the percentage interest in RenaissanceRe represented by Controlled Common Shares (as defined below), but in no event greater than one vote for each share held. All of the Diluted Voting Common Shares currently carry one vote per share. With respect to any holder of Diluted Voting Shares, "Controlled Common Shares" means Common Shares owned directly, indirectly or constructively by such holder within the meaning of Section 958 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and applicable rules and regulations thereunder.

         The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Holders of Full Voting Common Shares and Diluted Voting Shares shall vote together as a single class on all matters presented for a vote by the shareholders at the Annual Meeting.

At the Annual Meeting, shareholders will be asked to take the following actions:

         1. To elect three Class II directors to serve until our 2006 Annual Meeting (the "Board Nominees Proposal").

         2. To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2003 fiscal year until our 2004 Annual Meeting, and to refer the determination of the auditors' remuneration to the Board (collectively, the "Auditors Proposal").

         At the Annual Meeting, shareholders will also receive the report of our independent auditors and our financial statements for the year ended December 31, 2002, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

         All of the above Proposals will be decided by the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon. A hand vote will be taken unless a poll is requested pursuant to the Bye-laws.

                           SOLICITATION AND REVOCATION

         PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD. Such persons designated as proxies serve as officers of RenaissanceRe. Any shareholder desiring to appoint another person to represent him or her at the Annual Meeting may do so either by inserting such person's name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to the Secretary of RenaissanceRe at the address indicated above, before the time of the Annual Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her to inform such person of this appointment.

         All Common Shares represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR each of the Proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder's best judgment as to any other business as may properly come before the Annual Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the shareholder appointing him or her. Member brokerage firms of The New York Stock Exchange, Inc. (the "NYSE") that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon all of the Proposals. Any "broker non-votes" and abstentions will not be counted as shares present in connection with proposals with respect to which they are not voted. Any shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of RenaissanceRe a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a shareholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy.

         We will bear the cost of solicitation of proxies. We have engaged the firm of MacKenzie Partners to assist us in the solicitation of proxies for a fee of $4,000, plus the reimbursement of certain expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Shares which such persons hold of record.

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The table below sets forth the names, ages and titles of our directors and executive officers as of April 1, 2003.


NAME                              AGE      POSITION
James N. Stanard                   54      Chairman of the Board and Chief Executive Officer

William I. Riker                   43      Director, President and Chief Operating Officer

David A. Eklund                    43      Executive Vice President of RenaissanceRe and President and
                                           Chief Underwriting Officer of Renaissance Reinsurance

John M. Lummis                     45      Executive Vice President and Chief Financial Officer

John D. Nichols, Jr.               42      Senior Vice President of RenaissanceRe and President of
                                           Renaissance Underwriting Managers Ltd.

Thomas A. Cooper                   66      Director

Edmund B. Greene                   64      Director

Brian R. Hall                      61      Director

William F. Hecht                   59      Director

W. James MacGinnitie               64      Director

Scott E. Pardee                    66      Director


         James N. Stanard has served as our Chairman of the Board and Chief Executive Officer since our formation in June 1993, and served as our President from inception until February 2002. Mr. Stanard is a Class II Director. From 1991 through June 1993, Mr. Stanard served as Executive Vice President of USF&G and was a member of a three-person Office of the President. As Executive Vice President of USF&G, he was responsible for USF&G's underwriting, claims and ceded reinsurance. From October 1983 to 1991, Mr. Stanard was an Executive Vice President of F&G Re, Inc., USF&G's start-up reinsurance subsidiary. Mr. Stanard was one of two senior officers primarily responsible for the formation of F&G Re, where he was responsible for underwriting, pricing and marketing activities of F&G Re during its first seven years of operations. As Executive Vice President of F&G Re, Mr. Stanard was personally involved in the design of pricing procedures, contract terms and analytical underwriting tools for all types of treaty reinsurance, including both U.S. and international property catastrophe reinsurance.

         William I. Riker was appointed as one of our Directors in August 1998. Mr. Riker is a Class III Director. Mr. Riker was appointed as our President in February 2002, having previously served as our Executive Vice President since December 1997. Previously, Mr. Riker served as our Senior Vice President from March 1995 and as our Vice President-- Underwriting from November 1993. From March 1993 through October 1993, Mr. Riker served as Vice

President of Applied Insurance Research, Inc. Prior to that, Mr. Riker held the position of Senior Vice President, Director of Underwriting at American Royal Reinsurance Company. He was responsible for developing various analytical underwriting tools while holding various positions at American Royal from 1984 through 1993.

         David A. Eklund has served as our Executive Vice President and Chief Underwriting Officer since February 1999 and has served as President of Renaissance Reinsurance since February 2002. Previously, he served as our Senior Vice President from February 1996 and as our Vice President -- Underwriting from September 1993. From November 1989 through September 1993, Mr. Eklund held various positions in casualty underwriting at Old Republic International Reinsurance Group, Inc., where he was responsible for casualty treaty underwriting and marketing. From March 1988 to November 1989, Mr. Eklund held various positions in operations of the catastrophe reinsurance business at Berkshire Hathaway Inc., where he was responsible for underwriting and marketing finite risk and property catastrophe reinsurance.

         John M. Lummis has served as our Executive Vice President since February 2001 and Chief Financial Officer since September 1997. Mr. Lummis served as Senior Vice President from September 1997 to February 2001. Mr. Lummis served as one of our directors from July 1993 to December 1997, when he resigned in connection with his appointment as an executive officer. Mr. Lummis served as Vice President -- Business Development of USF&G Corporation from 1994 until August 1997 and served as Vice President and Group General Counsel of USF&G Corporation from 1991 until 1995. From 1982 until 1991, Mr. Lummis was engaged in the private practice of law with Shearman & Sterling.

         John D. Nichols, Jr. has served as our Senior Vice President - Structured Products since November 1999 and has served as President of Renaissance Underwriting Managers Ltd. since February 2000. Previously, he served as our Vice President - Finance from November 1997 and as our Assistant Vice President - Finance from September 1995. From August 1990 through September 1995, Mr. Nichols held various positions including Assistant Vice President, Finance and subsequently, Assistant Vice President, Claims at Hartford Steam Boiler Inspection and Insurance Company where he was responsible for financial reporting and subsequently property claims. From September 1986 to August 1990, Mr. Nichols held various positions in finance at Monarch Capital Corporation. From June 1982 to August 1986, Mr. Nichols was a CPA with the accounting firm Matson, Driscoll and D'Amico, specializing in audits of business interruption insurance claims for various clients.

         Thomas A. Cooper has served as one of our directors since August 7, 1996. Mr. Cooper is a Class II Director. Mr. Cooper has served as Chairman and Chief Executive Officer of TAC Associates, a privately held investment company from August 1993. From August 1993 until August 1996, Mr. Cooper served as Chairman and Chief Executive Officer of Chase Federal Bank FSB. From June 1992 until July 1993, Mr. Cooper served as principal of TAC Associates. From April 1990 until May 1992, Mr. Cooper served as Chairman and Chief Executive Officer of Goldome FSB. Mr. Cooper also serves as Chairman of Flatiron Credit Co., a privately held specialty finance company. He also serves on the Boards of The BISYS Group, Inc. and Delaware North Companies.

         Edmund B. Greene has served as one of our directors since our formation in June 1993. Mr. Greene currently serves as a consultant to Aon Corporation. Mr. Greene is a Class I

Director. Mr. Greene retired as Deputy Treasurer-Insurance of General Electric Company in October 1998, where he had served since March 1995. Prior to that, Mr. Greene was Manager-Corporate Insurance Operation of General Electric Company since 1985, and previously served in various financial management assignments at General Electric Company since 1962.

         Brian R. Hall has served as one of our directors since August 1999.
Mr. Hall is a Class I Director. Mr. Hall, who is President of Inter-Ocean Management Ltd., an independent company providing management and general consulting services, retired as a Director of Johnson & Higgins, and Chairman of Johnson & Higgins (Bermuda) Ltd. in July 1997. Mr. Hall started his career in the Bermuda insurance industry when he joined American International Group in 1958. He moved to International Risk Management Ltd. in 1964. In 1969 he founded Inter-Ocean Management Ltd. which entered into an association with Johnson & Higgins in 1970. Inter-Ocean was acquired by Johnson & Higgins in 1979, and Mr. Hall was appointed President of Johnson & Higgins (Bermuda) Ltd., and became a Director of Johnson & Higgins in 1989. After his retirement in 1997, Mr. Hall re-established Inter-Ocean Management Ltd.

         William F. Hecht has served as one of our directors since November 2001. Mr. Hecht is a Class III Director. Mr. Hecht has served as President of PPL Corporation since 1991, and in the additional roles of Chairman and Chief Executive Officer since 1993. Mr. Hecht is Vice Chair of the Board of Trustees of Lehigh University. He is also Chairman of the Pennsylvania Business Roundtable and a member of the Pennsylvania Society. He also serves on the Board of Dentsply International.

         W. James MacGinnitie has served as one of our directors since February 2000. Mr. MacGinnitie is a Class II Director. Mr. MacGinnitie is an independent actuary and consultant. He served as Senior Vice President and Chief Financial Officer of CNA Financial from September 1997 to September 1999. From May 1994 until September 1997, Mr. MacGinnitie was a partner of Ernst & Young and National Director of its actuarial services. From 1975 until 1994 he was a principal in Tillinghast, primarily responsible for its property-casualty actuarial consulting services. Prior to that time, Mr. MacGinnitie was a Professor of Actuarial Science & Director of Actuarial Program at the University of Michigan, Ann Arbor, Michigan, from 1973 to 1975. In addition, Mr. MacGinnitie serves on the board of Trustmark Insurance Company and of NORCAL Mutual Insurance Company.

         Scott E. Pardee has served as one of our directors since February 1997. Mr. Pardee is a Class I Director. Mr. Pardee serves as Alan R. Holmes Professor of Economics at Middlebury College, where he has taught since January 1, 2000. Previously he served as a Senior Lecturer at the MIT Sloan School of Management and Executive Director of the Finance Research Center at the Sloan School from November 1997. Mr. Pardee served as Chairman of Yamaichi International (America), Inc., a financial services company, from 1989 to 1995. Mr. Pardee previously served as Executive Vice President and a member of the Board of Directors of Discount Corporation of New York, a primary dealer in U.S. government securities, and Senior Vice President of the Federal Reserve Bank of New York and Manager of Foreign Operations of the Open Market Committee of the Federal Reserve System.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            MANAGEMENT AND DIRECTORS

The following table sets forth information as of April 1, 2003 with respect to the beneficial ownership of Common Shares and the applicable voting rights attached to such share ownership in accordance with the Bye-laws by (i) each person known by us to own beneficially 5% or more of the outstanding Common Shares; (ii) each of our directors; (iii) our Chief Executive Officer and each of the four remaining most highly compensated executive officers (collectively, the "Named Executive Officers"); and (iv) all of our executive officers and directors as a group. The total shares outstanding as of April 1, 2003 were 69,839,702.


                                                                     NUMBER OF                   PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                         COMMON SHARES (2)               VOTING RIGHTS
----------------------------------------------------------    -----------------------      -------------------------
FMR Corp. (3)
82 Devonshire Street
Boston, Massachusetts  02109..........................                   6,941,424                    9.9%

Janus Capital Management LLC (4)
100 Fillmore Street
Denver, Colorado  80206...............................                   5,095,540                    7.3%

Wellington Management Company, LLP (5)
75 State Street
Boston, Massachusetts  02109..........................                   4,601,400                    6.6%

Vanguard Windsor Funds - Vanguard Windsor Fund (6)
100 Vanguard Blvd.
Malvern, PA 19355.....................................                   3,854,800                    5.5%

PT Investments, Inc. (7)
3003 Summer Street
Stamford, Connecticut  06904..........................                   3,624,600                    5.2%

James N. Stanard (8)..................................                   4,254,400                    6.1%
William I. Riker (9)..................................                   1,121,330                    1.6%
David A. Eklund (10)..................................                     793,399                    1.1%
John M. Lummis (11)...................................                     607,112                     *
John D. Nichols, Jr. (12).............................                     474,989                     *
Thomas A. Cooper (13).................................                      75,708                     *
Edmund B. Greene (14).................................                      15,072                     *
Brian R. Hall (15)....................................                      58,287                     *
William F. Hecht (16).................................                       4,522                     *
W. James MacGinnitie (17).............................                      63,372                     *
Scott E. Pardee (18)..................................                      68,595                     *
All of our executive officers and directors                                                            *
 (11 persons).........................................                   7,536,786                   10.8%

*Less than 1%
                         (footnotes appear on next page)

(1) Pursuant to the regulations promulgated by the Securities and Exchange Commission (the "Commission"), shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)      Unless otherwise noted, consists solely of Full Voting Common Shares.

(3) According to an amendment to a Statement on Schedule 13G filed with the Commission on February 14, 2003, FMR Corp. may be deemed to be the beneficial owner of 6,941,424 Common Shares by reason of advisory and other relationships with the persons who own such Common Shares. According to this Schedule 13G/A Edward C. Johnson 3d Chairman of FMR Corp., and FMR Corp., through its control of Fidelity Management Trust Company, each have sole dispositive power over and sole power to vote or to direct the voting of 179,025 Common Shares, but neither FMR Corp. nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the various Fidelity funds, which power resides with the Boards of Trustees of the various funds. According to this Schedule 13G/A, Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by its funds' Boards of Trustees. Further, according to this Schedule 13G/A, no one person covered by the Schedule 13G/A has an interest in more than 5% of the total Common Shares outstanding. Based on the information provided in this Schedule 13G/A, we do not believe that FMR Corp., Edward C. Johnson or any Fidelity fund owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(4) According to a Statement on Schedule 13G/A filed with the Commission on February 14, 2003 by Janus Capital Management LLC ("Janus"), Janus may be deemed to be the beneficial owner of 5,095,540 Common Shares by reason of Janus' role as investment advisor or sub-advisor to investment companies and other clients who hold such shares. According to Janus' Schedule 13G/A, no one of Janus' investment company clients or other clients covered by the Schedule 13G/A has an interest in more than 5% of the total Common Shares outstanding. Based on the information provided in this Schedule 13G/A, we do not believe that Janus or any of the Janus clients owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(5) According to a Statement on Schedule 13G filed with the Commission on February 12, 2003 by Wellington Management Company, LLP ("WMC"), WMC may be deemed to be the beneficial owner of 4,601,400 Common Shares by reason of WMC's role as investment advisor or sub-advisor to investment companies and other clients who hold such shares or WMC's role as a parent holding company or control person. According to WMC's Schedule 13G, one of WMC's investment company clients or other clients covered by the Schedule 13G, Vanguard Windsor Funds, Inc., has an interest in more than 5% of the total Common Shares outstanding. Based on the information provided in this Schedule 13G, we do not believe that WMC or any of its clients owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(6) According to a Statement on Schedule 13G filed with the Commission on February 13, 2003 by Vanguard Windsor Funds, Inc. ("Vanguard"), Vanguard may be deemed to be the beneficial owner of 3,854,800 Common Shares. Based on the information provided in this Schedule 13G, we do not believe that Vanguard owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(7) Consists of 3,549,600 Diluted Voting Shares and 75,000 Full Voting Common Shares owned directly by Kingsway PT Limited Partnership ("Kingsway").

(8) Includes 692,406 Common Shares issuable upon the exercise of options under the Second Amended and Restated 1993 Stock Incentive Plan of RenaissanceRe Holdings Ltd. (the "1993 Stock Incentive Plan" and together with the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan, the "Stock Incentive Plans") that are vested and presently exercisable and 200,000 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 369,993 restricted Full Voting Common Shares ("Restricted Shares") which have not vested and 1,119,579 shares held by a limited partnership for the benefit of Mr. Stanard's family.

(9) Includes 297,375 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 103,128 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 125,884 Restricted Shares which have not vested and 370,938 shares held by a limited partnership for the benefit of Mr. Riker's family.

(10) Includes 312,692 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 103,128 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 165,771 Restricted Shares which have not vested and 112,947 shares held by a limited partnership for the benefit of Mr. Eklund's family.

(11) Includes 199,610 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 77,096 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 90,727 Restricted Shares which have not vested and 107,807 shares held by a limited partnership for the benefit of Mr. Lummis's family.

(12) Includes 126,477 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 53,306 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 72,380 Restricted Shares which have not vested and 237,118 shares held by a limited partnership for the benefit of Mr. Nichols's family.

(13) Includes 1,684 Common Shares granted in payment of directors' fees under the RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the "Directors Stock Plan") which have not vested, and 29,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable.

(14) Includes 1,684 Common Shares granted in payment of directors' fees under the Directors Stock Plan which have not vested and 12,000 Common Shares issuable upon the exercise of options which vest within 60 days.

(15) Includes 1,684 Common Shares granted in payment of directors' fees under the Directors Stock Plan which have not vested, and 42,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and 12,000 Common
         Shares issuable upon the exercise of options which vest within 60 days.

(16) Includes 522 Common Shares granted in payment of directors' fees under the Directors Stock Plan which have not vested and 4,000 Common
         Shares issuable upon the exercise of options which vest within 60 days.

(17) Includes 1,684 Common Shares granted in payment of directors' fees under the Directors Stock Plan which have not vested, and 42,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and 12,000 Common
         Shares issuable upon the exercise of options which vest within 60 days.

(18) Includes 1,684 Common Shares granted in payment of directors' fees under the Directors Stock Plan which have not vested, and 48,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and 12,000 Common
         Shares issuable upon the exercise of options which vest within 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employee Credit Facility

         In order to encourage employee ownership of Common Shares, we have guaranteed certain loan and pledge agreements (collectively, the "Employee Credit Facility") between certain of our employees (the "Participating Employees") and Bank of America Illinois ("BofA"). Pursuant to the terms of the Employee Credit Facility, BofA has agreed to loan the Participating Employees up to an aggregate of $25 million. Each loan under the Employee Credit Facility is required to be initially collateralized by the respective Participating Employee with Common Shares or other collateral acceptable to BofA at a rate of 2.25 times the amount of each such loan. If the value of the collateral provided by a Participating Employee subsequently decreases below 1.5 times the outstanding loan amount, such Participating Employee must contribute additional collateral in the amount of such deficiency, or BofA can realize against the remaining collateral or accelerate the loan. Loans under the Employee Credit Facility are otherwise non-recourse to the Participating Employees. There will be no new loans under the Employee Credit Facility.

Registration Statement on Form S-8

         We have filed a Registration Statement on Form S-8 under the Securities Act (File No. 333-06339) registering for sale an aggregate of 7,237,500 Full Voting Common Shares issued pursuant to the Stock Incentive Plans and the Directors Stock Plan.

Lease Agreements

         In September 1998, we entered into a twenty-one year lease (the "Lease") with respect to a house in Paget Parish, Bermuda, occupied by William
I. Riker. The property which is subject to the Lease is owned by the Bellevue Trust (the "Trust"). Mr. Riker is a Trustee of the Trust, and holds no direct economic interest therein. Mr. Riker does hold an indirect economic interest through a personal loan provided indirectly to the Trust. We have prepaid under the Lease an aggregate amount of $2,063,874 to the Trust, representing the present value of all of the twenty-one year Lease payments. If the Lease is terminated for any reason, then we will be repaid all outstanding amounts due under the remaining term of the Lease. We believe that the terms of the Lease reasonably represent market value terms appropriate for the Bermuda residential property market.

         The Company reimburses the rent on the Bermuda residence of each other Named Executive Officer, which housing expense is included in the compensation paid to each such Named Executive Officer. See "Executive Officer and Director Compensation--Executive Compensation." The Company is the lessee on the Bermuda residence of Mr. Lummis, and subleases this residence to Mr. Lummis.

Certain Reinsurance Transactions

         We have in force several reinsurance treaties with affiliates of or parties otherwise related to PT Investments covering property catastrophe risks in several geographic zones. The terms of these treaties were determined in arm's length negotiations and we believe that such terms are comparable to terms we would expect to negotiate in similar transactions with unrelated parties. For the year ended December 31, 2002, we received approximately $61.3 million in reinsurance premiums from treaties with affiliates of or parties related to PT Investments.

         In 2002, we donated $20,000 to the Bermuda Foundation for Insurance Studies, a charitable foundation of which Brian Hall is the Chair. Mr. Hall is not compensated by this charity.


                      BOARD OF DIRECTORS; BOARD COMMITTEES

Board of Directors Meetings; Board Committee Meetings

Overview

         During 2002, the Board met four times, the Audit Committee met four times, the Compensation and Corporate Governance Committee met four times, the Investment and Risk Management Committee met four times, and the Transaction Committee met once. During 2002, each of our Directors attended all meetings of the Board and any Committee on which they served.

         Following the 2002 Annual Meeting, Arthur S. Bahr resigned from the Board as a result of reaching our recommended retirement age of 70. No replacement director has been nominated to fill the vacancy caused by Mr. Bahr's retirement.

         The Board has adopted and approved a Corporate Governance Policy, as well as written charters which outline the responsibilities of each of our committees.

Audit Committee

         The Audit Committee of the Board presently consists of Messrs. Hall, Greene and Pardee. The Compensation and Corporate Governance Committee of the Board has determined that all members of the Audit Committee meet the independence standards of the New York Stock Exchange. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to
(i) the integrity of our financial statements to be provided to shareholders and the Securities and Exchange Commission; (ii) our compliance with legal and regulatory requirements; (iii) the performance of the external independent auditors we utilize; (iv) our operational risk management; and (v) the qualifications, performance, independence and terms of engagement of our independent auditors.

         In addition, the Audit Committee provides an avenue for communication between our external independent auditors, financial management and the Board. The Audit Committee has the sole authority to employ RenaissanceRe's external independent auditors, and to approve any significant proposed non-audit work to be conducted by our auditors. The Audit Committee is expected to regularly review the external independent auditors' work plan, staffing comments, bills and work product.

Compensation and Corporate Governance Committee

         The Compensation and Corporate Governance Committee of the Board presently consists of Messrs. Cooper, Hecht and Hall. The Compensation and Corporate Governance Committee has responsibility for senior officer and director compensation, governance matters, and the nomination of additional directors. It has the authority to establish compensation policies and programs, and to grant options ("Options") and Restricted Shares under our stock incentive and bonus plans and programs. The Board has determined that all members of the Compensation and Corporate Governance Committee meet the independence standards of the New York Stock Exchange.

         In connection with its responsibility to consider the effectiveness and composition of the Board, and to nominate candidates for election by our shareholders, the Compensation and Corporate Governance Committee will consider nominees to the Board recommended by not less than twenty shareholders holding in the aggregate not less than 10% of RenaissanceRe's outstanding paid up share capital. Any such recommendation must be sent to the Secretary of RenaissanceRe not less than 60 days prior to the scheduled date of the Annual Meeting and must set forth for each nominee: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of RenaissanceRe which are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder (the "Proxy Filings"). The written notice must also include the following information with regard to the shareholder giving the notice: (1) the name and record address of such shareholder; (2) the class or series and number of shares of capital stock of RenaissanceRe which are owned beneficially or of record by such shareholder; (3) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person (including his name and address) pursuant to which the nomination(s) are to be made by such shareholder; (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such shareholder that would be required to be disclosed in a Proxy Filing. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation and Corporate Governance Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Investment and Risk Management Committee

         The Investment and Risk Management Committee of the Board presently consists of Messrs. MacGinnitie, Pardee and Riker. The duties and responsibilities of the Investment and Risk Management Committee, as outlined in its Charter, are to advise the Board on all of RenaissanceRe's investment and certain risk management-related matters. Among other things, the Committee oversees (i) the development and maintenance of, and compliance with, appropriate investment guidelines and objectives; (ii) the strategic asset allocations of our investment portfolio; and (iii) our corporate risk management, including the financial risk associated with the insurance and reinsurance we write.

Transaction Committee

         The Transaction Committee of the Board presently consists of Messrs. Cooper, MacGinnitie and Stanard and has the authority of the Board to consider and approve, on behalf of the full Board, strategic investments and other possible transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

         Under the Exchange Act, our directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2002 fiscal year. Based upon our review of copies of such reports furnished to us, we believe that (except as set forth below) during the 2002 fiscal year our executive officers and directors and the holders of more than 10% of the outstanding Common Shares complied with all reporting requirements of Section 16(a) under the Exchange Act.

         The November 2001 Form 4 that the Company filed on behalf of Mr. Eklund was misstated. An amended Form 4 was filed on March 27, 2003.

                             AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

         The Audit Committee oversees RenaissanceRe's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee is directly responsible for the appointment and oversight of the work of Ernst & Young, our independent auditors, for the purpose of preparing or issuing an audit report. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The Audit Committee reviewed with Ernst & Young, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. Ernst & Young reported to the Audit Committee (i) all critical accounting policies and practices to be used; (ii) various alternative treatments within generally accepted accounting principles for policies and practices related to material items that were discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by Ernst & Young, if applicable; and
(iii) other material written communications between the Ernst & Young and management. In addition, the Audit Committee has discussed with Ernst & Young its independence from management and RenaissanceRe, including the matters in the written disclosures required by the Independence Standards Board.

         The Audit Committee discussed with Ernst & Young the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of RenaissanceRe's internal controls, and the overall quality of our financial reporting.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Commission. The Audit Committee, pursuant to its pre-approval policies and procedures, and the Board have also recommended, subject to shareholder approval, the selection of RenaissanceRe's independent auditors for the 2003 fiscal year.

                                  Brian R. Hall, Chair
                                  Edmund B. Greene
                                  Scott E. Pardee

                   EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Committee Report on Executive Compensation

            Executive Compensation Policy. Our compensation policy for all of our executive officers is formulated and administered by the Compensation Committee of the Board. The components of our compensation policy include salary, annual bonus, and long-term incentives, consisting of Options and Restricted Shares. The Compensation Committee administers the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan (the "2001 Stock Incentive Plan") under which the Compensation Committee periodically grants Options and Restricted Shares to executive officers and other employees, and the Second Amended and Restated 1993 Stock Incentive Plan of RenaissanceRe Holdings Ltd. (the "1993 Stock Incentive Plan" and, together with the 2001 Stock Incentive Plan, the "Stock Incentive Plans"). All Options and Restricted Shares available for issuance upon the 1993 Stock Incentive Plan have been issued as of the date hereof. Exercise prices and vesting terms of Options granted under the Stock Incentive Plans are in the sole discretion of the Compensation Committee. During the second quarter of 2002, RenaissanceRe effected a three-for-one stock split through a stock dividend of two additional Common Shares for each Common Share owned. All of the share and per share information provided in this Report is presented as if the stock dividend had occurred for all periods presented.

         The primary goals of our compensation policy are to continue to attract and retain talented executives at our offshore location, to reward results (i.e., contribution to shareholder value, financial performance and accomplishment of agreed-upon projects) and to encourage teamwork. Financial performance factors include return on equity and earnings per share growth. The Compensation Committee believes that the total compensation awarded should be concentrated in equity-based incentives to link the interests of executives closely with the interests of our shareholders. In determining the level of executive compensation, the Compensation Committee evaluates whether the compensation awarded to an executive is competitive with compensation awarded to executives holding similar positions at selected peer companies, combined with an evaluation of the executive's performance.

         We have entered into employment agreements with each of our senior executive officers, all other officers of RenaissanceRe and certain other professional employees. These employment agreements were entered into to recognize the significant contribution of the officers to our success and the enhancement of shareholder value, to seek to ensure the continued retention of these key employees into the future, and to incentivize these employees and further align their interests with those of the shareholders by weighting significantly the compensation of such officers with equity-based incentives. The Compensation Committee reviews and approves the base salary component and cost of living allowances awarded to such executives under their respective employment agreements. The Committee may also award discretionary annual cash bonuses.

         In accordance with the goals and evaluations of the Compensation Committee, the Compensation Committee has approved an employee stock bonus program (the "Stock Bonus Program") and a long term incentive bonus program (the "Long Term Incentive Bonus Program"). Under the Stock Bonus Program eligible employees may elect to receive a grant of Common Shares of up to 50 percent of their bonus in lieu of cash (or, with the approval of the Compensation Committee, up to 100 percent), with an associated matching grant of an equal number of Restricted Shares. The Long Term Incentive Bonus Program is available to each of our executive officers and other officers and entitles those individuals to an incentive cash bonus based on cumulative returns on equity, and earnings per share over a multi-year period. The Committee may also grant Options and/or Restricted Shares to such executives. Generally, Options are granted at a price equal to the fair market value of the Full Voting Common Shares on an average fair market value of the five days prior to the date of the grant. The Compensation Committee believes that such executives' beneficial ownership positions in RenaissanceRe, as a result of their respective personal investments and the Options and Restricted Shares granted to them, causes their interests to be well aligned with those of RenaissanceRe and of our shareholders.

         In 2000 we generally provided our executives with Option grants larger than prior annual grants and intended these 2000 grants to substitute for annual grants in 2000, 2001, and 2002. Accordingly, in 2002 we did not grant any options to Messrs. Stanard, Riker, Eklund, Lummis, or Nichols, except (i) reload options issued in accordance with the Stock Incentive Plans, and (ii) a special bonus grant across the organization in November 2002, in which the Committee awarded 100,000, 51,500, 51,500, 38,500 and 38,500 Options to Messrs. Stanard,
Riker, Eklund, Lummis and Nichols, respectively. In addition, in 2001 the Committee awarded 90,000 Options to each of Messrs. Lummis and Nichols, together with reload options issued in accordance with the Stock Incentive Plans. The Committee retains the discretion to make additional grants if it deems necessary or appropriate.

         Currently, approximately 4,571,219 Common Shares remain available for grants under the 2001 Stock Incentive Plan.

         Chief Executive Officer's Compensation. The compensation of James N. Stanard, our President and Chief Executive Officer, is determined and reviewed by the Compensation Committee. In determining Mr. Stanard's compensation, the Compensation Committee evaluates Mr. Stanard's contributions toward creation and enhancement of shareholder value, including the achievement of agreed-upon objectives. The Compensation Committee considers subjective factors, such as Mr. Stanard's dedication and leadership abilities, as well as objective factors, such as his impact on our financial and operating performance. The Compensation Committee believes that our continuing development, our operating results, our execution of our capital plan, our success in motivating our employees, the articulation of our strategic vision and our current market position were significantly impacted by Mr. Stanard and members of his management team.

         In recognition of Mr. Stanard's long term contribution to RenaissanceRe and to the enhancement of shareholder value, the Committee resolved that it would be in the best interests of RenaissanceRe and our shareholders to retain Mr. Stanard to ensure that his contribution to RenaissanceRe and our shareholders would continue.

         Consistent with the Compensation Committee's general compensation philosophy for our executives, Mr. Stanard's compensation has been weighted significantly towards equity-based incentives. In 2000 we granted Mr. Stanard an option to purchase 600,000 Common Shares, which grant was larger than prior annual grants and intended to substitute for annual grants in 2002, 2001 and 2000. Accordingly, in 2002 and 2001 we did not grant any options to Mr. Stanard, except reload options issued in accordance with the Stock Incentive Plans, and a special grant of 100,000 options in connection with the special bonus granted across the organization in November 2002. The Committee retains discretion to make additional grants if it deems necessary or appropriate. The Compensation Committee believes that Mr. Stanard's beneficial ownership position in RenaissanceRe, as a result of his personal investment and the Options and Restricted Shares granted to him, cause his interests to be well aligned with the long term interests of RenaissanceRe and our shareholders.

         Mr. Stanard's cash bonus payments for 2002 were governed by the terms of his Amended and Restated Employment Agreement as in effect during 2002. See "CEO Employment Agreement."

         RenaissanceRe is not a United States taxpayer, therefore, Section 162(m) of the Code (which generally disallows a tax deduction to public companies for annual compensation over $1 million paid to the chief executive officer or any of the four other most highly compensated executive officers) does not apply to RenaissanceRe's compensation payments.

                                  Thomas A. Cooper, Chair
                                  William F. Hecht
                                  Brian R. Hall

Performance Graph

         The following graph compares cumulative return on our Common Shares including reinvestment of dividends on our Common Shares to such return for the Standard & Poor's ("S&P") 500 Composite Stock Price Index and S&P's Property-Casualty Industry Group Stock Price Index, for the five-year period commencing January 1, 1998 and ending on December 31, 2002, assuming $100 was invested on January 1, 1998. Each measurement point on the graph below represents the cumulative shareholder return as measured by the last sale price at the end of each calendar year during the period from January 1, 1998 through December 31, 2002. As depicted in the graph below, during this period, the cumulative total return (loss) (1) on our Common Shares was 202.2%, (2) for the S&P 500 Composite Stock Price Index was (2.9%) and (3) for the S&P Property-Casualty Industry Group Stock Price Index was (11.3%).




                     COMPARISON OF CUMULATIVE TOTAL RETURN

  [THE FOLLOWING TABLE IS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL]

S&P 500 S&P P&C RNR
--------------------------------------------------------------------------------
              RenaissanceRe             S&P 500            S&P Property-Casualty
              Holdings, Ltd.                               Industry Group
                                                           Stock Price Index
--------------------------------------------------------------------------------
12/31/97         $100                     $100                   $100
--------------------------------------------------------------------------------
12/31/98         $ 86                     $128                   $ 93
--------------------------------------------------------------------------------
12/31/99         $ 99                     $155                   $ 70
--------------------------------------------------------------------------------
12/31/00         $193                     $141                   $108
--------------------------------------------------------------------------------
12/31/01         $239                     $124                   $ 99
--------------------------------------------------------------------------------
12/31/02         $302                     $ 97                   $ 89
--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth information concerning the compensation for services paid to the Named Executive Officers during the years ended December 31, 2002, 2001, and 2000.

                           SUMMARY COMPENSATION TABLE


                                           ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                  ------------------------------------ --------------------------------------

    Name and                                                                               Securities
    Principal                                          Other Annual    Restricted Stock    Underlying       LTIP       All Other
    Position              Year    Salary   Bonus(1)   Compensation(2)      Awards(3)     Options/SARs(4) Payments(5) Compensation(6)
    ------------------------------------------------------------------ --------------------------------------------- --------------
    James N. Stanard
      Chairman and        2002   $484,380 $2,007,850    $552,462       $  917,923           695,163      $643,479       $40,000
      Chief               2001    470,055  2,163,398     286,976        8,094,600           621,654       652,387        30,000
      Executive           2000    450,000  2,079,640     283,760          413,222         1,746,612       581,174        30,000
      Officer of
      RenaissanceRe

    William I. Riker
      President and       2002   $316,785 $  589,636    $309,935       $  686,438           262,601      $129,664       $40,000
      Chief               2001    307,416    582,730     236,996          540,154            62,274       127,906        30,000
      Operating           2000    294,300    542,288     236,823          412,809           623,172        94,717        30,000
      Officer of
      RenaissanceRe

    David A. Eklund
      Executive           2002   $293,319 $  481,718    $317,970       $  662,678           292,639      $129,664       $40,000
      Vice                2001    284,644    475,569     242,269          516,772           318,825       127,906        30,000
      President of        2000    272,500    431,844     298,267          387,809           599,193        94,717        30,000
      RenaissanceRe
      and President
      of Renaissance
      Reinsurance

    John M. Lummis
      Executive           2002   $243,550 $  306,370    $317,014       $  506,573           247,380      $ 66,336       $40,000
      Vice President      2001    228,363    301,392     160,843          397,300            96,153        45,178        30,000
      and Chief           2000    207,100    330,000     165,683        1,233,531           290,727        25,678        30,000
      Financial
      Officer of
      RenaissanceRe

    John D. Nichols, Jr.
      Senior Vice         2002   $235,000 $  211,243    $141,256       $  362,659           180,868      $ 38,371       $40,000
      President of        2001    208,913    207,810     128,916          283,273           122,283        25,118        30,000
      RenaissanceRe       2000    200,000    295,000     112,721        1,095,885           249,876        12,313        30,000
      and President
      of Renaissance
      Underwriting
      Managers

(1) The Annual Bonuses include in each year grants of Common Shares that were issued in lieu, in whole or in part, of a cash bonus. In 2002 each Named Executive Officer opted to receive his entire Annual Bonus in Restricted Shares which vest on the first anniversary of grant. In 2001 and 2000, certain officers elected to receive one half of their Annual Bonus in vested common shares. Accordingly, shares granted in lieu of cash were: for 2002 for Messrs. Stanard, Riker, Eklund, Lummis and Nichols, 54,844, 16,106, 13,158, 8,368 and 5,770, respectively; for
         2001 for Messrs. Riker, Eklund, Lummis, and Nichols, 9,846, 8,751, 7,056 and 4,866, respectively; for 2000 for Messrs. Riker, Eklund, Lummis and Nichols, 16,134, 14,118, 10,083 and 7,866, respectively. The 2002, 2001 and 2000 amounts also include $1,349,640, $162,288 and
         $101,844 in respect of an Additional Bonus and related taxes for Messrs. Stanard, Riker and Eklund, respectively.

(2) The 2002 amounts include housing expense reimbursements in the amount of $168,000, $180,000, $180,000, $160,000 and $90,000 for Messrs.
         Stanard, Riker, Eklund, Lummis and Nichols, respectively, and also include reimbursement of travel expenses of $280,286, $59,325, $69,047, $11,199 and $11,895 for Messrs. Stanard, Riker, Eklund, Lummis and Nichols respectively. The 2001 amounts include housing expense reimbursements in the amount of $168,000, $180,000, $180,000, $127,520 and $106,693 for Messrs. Stanard, Riker, Eklund, Lummis and Nichols, respectively. The 2000 amounts include housing expense reimbursements in the amount of $231,000, $180,000, $180,000, $108,000 and $90,000 for Messrs. Stanard, Riker, Eklund, Lummis and Nichols, respectively.

(3) During 2002, Messrs. Stanard, Riker, Eklund, Lummis and Nichols were granted 25,073, 12,913, 12,913, 9,653 and 7,021 Restricted Shares,
         respectively, which vest ratably over four years. In addition during 2002, Messrs. Riker, Eklund, Lummis and Nichols were granted 5,837, 5,188, 4,184 and 2,885 Restricted Shares, respectively, which related to our Stock Bonus Program, whereby certain officers and employees are allowed to receive up to 50% of their bonus in stock which is matched with Restricted Shares which vests over four years. During 2001, Messrs. Stanard, Riker, Eklund, Lummis and Nichols were granted 30,000, 15,450, 15,450, 11,550 and 8,400 Restricted Shares, respectively, which vest ratably over four years. In addition during 2001, Messrs. Riker, Eklund, Lummis and Nichols were granted 9,846, 8,751, 7,056 and 4,866 Restricted Shares, respectively, which related to our Stock Bonus Program. Also in 2001, Mr. Stanard received 300,000 Restricted Shares in connection with the re-execution of his employment agreement. During 2000, Messrs. Stanard, Riker, Eklund, Lummis and Nichols were granted 33,333, 17,166, 17,166, 12,834 and 9,333 Restricted Shares,
         respectively, which vest ratably over four years. In addition during 2000, Messrs. Riker, Eklund, Lummis and Nichols were granted 16,134, 14,118, 10,083 and 7,866 Restricted Shares, respectively, which related to our Stock Bonus Program. Also in 2000, Mr. Lummis and Mr. Nichols were granted 72,000 and 67,500 Restricted Shares, respectively, which vest over four years.

(4) Represents the aggregate number of Full Voting Common Shares subject to Options granted to the Named Executive Officers during each of 2002, 2001 and 2000, as applicable.

(5) Represents the amounts payable to Messrs. Stanard, Riker, Eklund, Lummis and Nichols as part of the Long Term Incentive Bonus Program as described below. During 2002, the Named Executive Officers had the option of receiving all or a portion of their long term incentive payment in Restricted Shares which vests over a one year period. During 2002, in lieu of cash payments under the Long Term Incentive Bonus Program, Messrs. Stanard, Riker, Eklund, Lummis and Nichols were granted 17,577, 3,542, 3,542, 1,812 and 1,048 shares, respectively, which vest over a one year period.

(6) Represents the amounts contributed to the account of each Named Executive Officer under our retirement plan.

                            STOCK OPTION GRANTS TABLE

         The following table sets forth information concerning individual grants of Options to purchase Full Voting Common Shares made to the Named Executive Officers during 2002. Except as set forth below, the options granted to our Named Executive Officers in 2002 consisted solely of Reload Options.


                           NUMBER OF         % OF TOTAL                                   POTENTIAL REALIZABLE VALUE AT
                           SECURITIES         OPTIONS                                 ASSUMED ANNUAL RATES OF STOCK PRICE
                           UNDERLYING        GRANTED TO     EXERCISE OR    EXPIRATION             APPRECIATION FOR
NAME                    OPTIONS GRANTED      EMPLOYEES      BASE PRICE        DATE                  OPTION TERM
---------------------- ------------------- --------------- ------------ ------------- -------------------------------------
                                                                                             5%                10%
                                                                                      ------------------ ------------------
James N. Stanard          3,145  (1)              0.12%        $39.93     3/25/2005        $14,454            $29,782
                        238,372  (1)              9.14%        $42.27     3/26/2005     $1,254,746         $2,596,353
                         69,569  (1)              2.67%        $42.27      8/6/2006       $593,825         $1,271,361
                         69,619  (1)              2.67%        $42.27     6/23/2007       $749,324         $1,640,815
                         20,714  (1)              0.79%        $38.62      5/6/2008       $259,673           $585,397
                         62,614  (1)              2.40%        $42.27      5/6/2008       $818,123         $1,832,646
                         12,861  (1)              0.49%        $38.62     5/14/2009       $194,769           $451,210
                         26,118  (1)              1.00%        $42.27     5/14/2009       $414,945           $955,052
                         48,162  (1)              1.85%        $38.62      5/4/2010       $855,212         $2,034,485
                         43,989  (1)              1.69%        $42.27      5/4/2010       $823,194         $1,945,385
                        100,000  (2)              3.83%        $39.07    11/19/2012     $2,457,091         $6,226,752

William I. Riker         25,954  (1)              1.00%        $39.76     3/25/2005       $119,389           $246,064
                          2,324  (1)              0.09%        $42.69     3/26/2005        $12,370            $25,597
                          8,941  (1)              0.34%        $39.76     3/26/2005        $41,182            $84,882
                          3,142  (1)              0.12%        $42.69     6/30/2005        $18,672            $38,890
                         11,927  (1)              0.46%        $39.76     6/30/2005        $61,769           $128,143
                         23,416  (1)              0.90%        $42.69      8/6/2006       $202,020           $432,549
                         24,103  (1)              0.92%        $39.76      8/6/2006       $184,625           $393,690
                         46,152  (1)              1.77%        $39.76     6/23/2007       $449,467           $980,182
                          7,402  (1)              0.28%        $42.69      5/6/2008        $97,732           $218,941
                         18,118  (1)              0.69%        $39.76      5/6/2008       $215,392           $480,480
                          7,226  (1)              0.28%        $42.69     5/14/2009       $115,999           $267,008
                          9,957  (1)              0.38%        $39.76     5/14/2009       $144,590           $331,377
                         22,439  (1)              0.86%        $42.69     5/14/2010       $424,272         $1,002,722
                         51,500  (2)              1.97%        $39.07    11/19/2012     $1,265,402         $3,206,777

David A. Eklund          11,029  (1)              0.42%        $42.69     3/26/2005        $58,702           $121,476
                          3,450  (1)              0.13%        $42.69     6/30/2005        $20,502            $42,703
                         32,299  (1)              1.24%        $42.69      8/6/2006       $278,658           $596,639
                         61,819  (1)              2.37%        $42.69     6/23/2007       $672,425         $1,472,531
                         29,074  (1)              1.11%        $42.69      5/6/2008       $383,876           $859,969
                         30,837  (1)              1.18%        $42.69     5/14/2009       $495,028         $1,139,456
                         72,631  (1)              2.79%        $42.69      5/4/2010     $1,373,292         $3,245,631
                         51,500  (2)              1.97%        $39.07    11/19/2012     $1,265,402         $3,206,777

John M. Lummis           38,574  (1)              1.48%        $39.59      9/1/2007       $392,703           $860,825
                         11,259  (1)              0.43%        $35.16      9/1/2007       $122,090           $273,410
                          5,202  (1)              0.20%        $39.59      5/6/2008        $61,686           $137,634
                         36,254  (1)              1.39%        $35.16      5/6/2008       $441,776         $1,005,005
                         17,950  (1)              0.69%        $39.59     5/14/2009       $259,935           $595,860
                         20,085  (1)              0.77%        $35.16     5/14/2009       $288,819           $673,674
                         28,796  (1)              1.10%        $39.59      5/4/2010       $492,664         $1,159,479
                         30,642  (1)              1.17%        $35.16      5/4/2010       $528,503         $1,272,218
                         20,118  (1)              0.77%        $39.59     11/8/2011       $431,707         $1,059,628
                         38,500  (2)              1.48%        $39.07    11/19/2012       $945,980         $2,397,299

John D. Nichols, Jr.     16,476  (1)              0.63%        $39.59     11/6/2005        $98,087           $205,316
                         12,851  (1)              0.49%        $39.59      8/6/2006        $98,259           $209,569
                         17,249  (1)              0.66%        $39.59     6/23/2007       $167,608           $365,591
                          3,786  (1)              0.15%        $33.15     6/23/2007        $37,614            $83,930
                         20,320  (1)              0.78%        $39.59      5/6/2008       $240,956           $537,623
                          5,793  (1)              0.22%        $33.15      5/6/2008        $68,391           $156,168
                          7,571  (1)              0.29%        $39.59     5/14/2009       $109,636           $251,323
                          3,611  (1)              0.14%        $37.32     5/14/2009        $54,634           $127,235


                           NUMBER OF         % OF TOTAL                                   POTENTIAL REALIZABLE VALUE AT
                           SECURITIES         OPTIONS                                 ASSUMED ANNUAL RATES OF STOCK PRICE
                           UNDERLYING        GRANTED TO     EXERCISE OR    EXPIRATION             APPRECIATION FOR
NAME                    OPTIONS GRANTED      EMPLOYEES      BASE PRICE        DATE                  OPTION TERM
---------------------- ------------------- --------------- ------------ ------------- -------------------------------------
                                                                                             5%                10%
                                                                                      ------------------ ------------------
                          4,068  (1)              0.16%        $33.15     5/14/2009        $57,350           $134,609
                         15,815  (1)              0.61%        $39.59      5/4/2010       $270,575           $636,796
                         11,275  (1)              0.43%        $37.32      5/4/2010       $199,328           $476,739
                         13,494  (1)              0.52%        $33.15      5/4/2010       $221,220           $533,334
                         10,059  (1)              0.39%        $39.59     11/8/2011       $215,854           $529,814
                         38,500  (2)              1.48%        $39.07    11/19/2012       $945,980         $2,397,299


(1) Except as set forth in footnote 2 below, the options granted consist solely of "Reload Options" granted under the Stock Incentive Plans. Pursuant to the terms of the Stock Incentive Plans, Reload Options are fully exercisable on the date of grant.

(2) Relates to a special bonus grant which vests at a rate of 25% on each of November 19, 2003, 2004, 2005 and 2006.

                      AGGREGATE STOCK OPTION EXERCISE TABLE

         The following table sets forth information regarding the exercise of Options by Named Executive Officers during 2002. The table also shows the number and value of unexercised Options held by the Named Executive Officers as of December 31, 2002.



                                                                     NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                             NUMBER OF                              UNDERLYING UNEXERCISED      IN THE MONEY OPTIONS
                          SHARES ACQUIRED            VALUE           OPTIONS EXERCISABLE/           EXERCISABLE/
NAME                        ON EXERCISE          REALIZED (1)            UNEXERCISABLE           UNEXERCISABLE (2)
-----------------------------------------------------------------------------------------------------------------------
James N. Stanard               919,170            $13,051,911          692,406/450,000      $3,320,166/$9,597,000

William I. Riker               437,052             $9,366,454          297,375/231,878        $961,217/$4,945,998

David A. Eklund                340,059             $5,637,454          312,692/231,878        $534,918/$4,945,998

John M. Lummis                 344,842             $6,913,684          199,610/240,846        $626,053/$4,085,627

John D. Nichols, Jr.           277,738             $5,044,176          126,477/201,306         $99,631/$3,006,280

------------------------
(1) The values realized are based on the fair market value of the Full Voting Common Shares on the date of exercise less the Option exercise price.

(2) The values are based on the fair market value of the Full Voting Common Shares on December 31, 2002, less the applicable Option exercise price.

                      EQUITY COMPENSATION PLAN INFORMATION

----------------------------------------------------------------------------------------------------------------------------------
PLAN CATEGORY                 (A) NUMBER OF SECURITIES TO             (B) WEIGHTED AVERAGE             (C) NUMBER OF SECURITIES
                              BE ISSUED UPON EXERCISE OF              EXERCISE PRICE OF                REMAINING AVAILABLE FOR
                              OUTSTANDING OPTIONS,                    OUTSTANDING OPTIONS,             FUTURE ISSUANCE UNDER EQUITY
                              WARRANTS AND RIGHTS                     WARRANTS AND RIGHTS              COMPENSATION PLANS
                                                                                                       (EXCLUDING SECURITIES
                                                                                                       REFLECTED IN COLUMN (A))(2)
----------------------------------------------------------------------------------------------------------------------------------
EQUITY COMPENSATION PLANS              4,179,220                              $28.93                            4,571,219
APPROVED BY SHAREHOLDERS(1)

----------------------------------------------------------------------------------------------------------------------------------
EQUITY COMPENSATION PLANS,                 -                                    -                                    -
NOT APPROVED BY
SHAREHOLDERS

----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                  4,179,220                              $28.93                            4,571,219

----------------------------------------------------------------------------------------------------------------------------------
(1) Plans previously approved by our shareholders include the 1993 Stock Incentive Plan, the 2001 Stock Incentive Plan and the
Directors Stock Plan.

(2) No shares remain available under the 1993 Stock Incentive Plan.


Long Term Incentive Bonus Program

         We maintain a Long Term Incentive Bonus Program for our officers. In general under the program, bonuses are paid over a four-year period if we achieve pre-established performance targets within the four-year performance cycle. The program provides for sequential four-year performance cycles; accordingly, additional four-year periods are expected to become effective under the program each calendar year. With respect to any fiscal year within the four-year period, 50 percent of an officer's target bonus amount generally will be payable only if our operating earnings per share ("EPS") targets were achieved or exceeded for the preceding fiscal year, and the other 50 percent of the target bonus amount generally will be payable only if we meet the cumulative Return on Equity ("ROE") targets for the preceding fiscal year. However, if we do not achieve the target level in one of the two component target categories (EPS and ROE) in any year, for purposes of determining a participant's bonus amount for such year, our underperformance in one category, or in one year, can be offset by our out performance in the other category, or in another year, to permit total payout at a target level. The performance targets are established by the Compensation Committee.

         The table below sets forth the estimated payments to be made to the Named Executive Officers with respect to the 2002, 2001, 2000 and 1999 four-year cycles in place, if the EPS and ROE targets are met. Bonuses under the Long Term Incentive Bonus Program are payable, at the discretion of the Compensation Committee, in cash and/or in Options and Restricted Shares granted under the 2001 Stock Incentive Plan. Payments actually received in the calendar years indicated may include additional amounts earned with respect to future four-year period cycles. In addition, the amounts below are estimates and amounts to be paid under the 2002, 2001, 2000 and 1999 plans may vary from such estimates based on our results.


          LONG TERM INCENTIVE BONUS PROGRAM - FUTURE ESTIMATED PAYMENTS


                                                      2003           2004           2005          2006
                                                  -------------- -------------- ------------- -------------
   James N. Stanard                                 $356,930       $163,543       $110,893      $56,400

   William I. Riker                                 $187,306        $87,627       $59,417       $30,219

   David A. Eklund                                  $187,306        $87,627       $59,417       $30,219

   John M. Lummis                                   $129,474        $60,571       $41,071       $20,889

   John D. Nichols, Jr.                              $92,193        $46,947       $34,142       $20,889


Director Compensation

         The RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the "Directors Stock Plan"), provides equity compensation for those of our directors (the "Non-Employee Directors") who are not employees of RenaissanceRe or its affiliates. The Directors Stock Plan provides for (i) annual grants of Full Voting Common Shares with an aggregate fair market value of $20,000, which vest ratably over a three year period; (ii) annual grants of Options to purchase 12,000 Full Voting Common Shares at an exercise price equal to the fair market value of the Full Voting Common Shares on the date of grant or as otherwise determined by the Board, which vest ratably over a three year period; and (iii) other grants at the discretion of the Board. Non-Employee Directors also receive an annual retainer of $25,000 under the Directors Stock Plan. Non-Employee Directors also receive a fee of $1,000 for each Board meeting attended and a fee of $500 for each Board committee meeting attended. Additionally, we provide to all directors reimbursement of all expenses incurred in connection with service on the Board.

         In 2002 and 2001, we did not grant any Options to our Non-Employee Directors. In 2000 we generally granted each Non-Employee Director an Option to purchase 36,000 Common Shares, which grant was larger than recent annual grants and intended to substitute for our customary annual grants in 2002, 2001 and 2000. However, the Committee retains discretion to make additional grants if it deems necessary or appropriate.

CEO Employment Agreement

         Effective as of November 8, 2002, we entered into a Fifth Amended and Restated Employment Agreement with Mr. Stanard (the "CEO Employment Agreement"). The CEO Employment Agreement provides that Mr. Stanard will serve as Chief Executive Officer of RenaissanceRe and Renaissance Reinsurance until July 1, 2005, unless terminated earlier as provided therein.

         The CEO Employment Agreement currently provides for a base salary of $450,000 per year. Mr. Stanard is entitled to certain expense reimbursements related to housing, automobile, traveling and other expenses and is also entitled to the reimbursement of reasonable business-related expenses incurred by him in connection with the performance of his duties. Mr. Stanard may receive an annual bonus consistent with the treatment of our other executive officers at the discretion of the Compensation Committee. Mr. Stanard is entitled to an additional annual bonus of $815,000 provided that RenaissanceRe meets the agreed upon earnings per share targets (the "Additional Bonus"). Mr. Stanard is also entitled to an additional payment (the "Gross-up Payment") in an amount which, after reduction of all applicable income taxes incurred by Mr. Stanard in connection with the Gross-up Payment, is equal to the amount of income tax payable by Mr. Stanard in respect of the related Additional Bonus. Accordingly, in 2002, we paid $1,180,650 to Mr. Stanard in respect of his Additional Bonus and Gross-up Payment, all of which Mr. Stanard elected to receive in Restricted Shares vesting on the first anniversary of the date of grant. The remaining Additional Bonus and Gross-up Payment is payable on each of June 30, 2003, 2004 and 2005. The CEO Employment Agreement provides that the Additional Bonus for each year will be increased or decreased by 2.5% for each 1% increase or decrease (as the case may be) in the agreed upon earnings per share targets for the applicable year, provided that, in no event will the Additional Bonus in any year exceed $1,222,500 or be less than $407,500. The Additional Bonus is calculated and paid on a cumulative simple average basis in a manner consistent with the calculation and payment of bonuses under our Long Term Incentive Bonus Program.

         Mr. Stanard is also eligible to earn an incentive bonus of $475,000 per year (the "Incentive Bonus"), payable in June 30, 2003, June 2004, June 2005, and June 2006. Incentive Bonuses shall be paid only if we meet cumulative ROE targets for each immediately preceding fiscal year to be established by the Board and reflected in our then current business plan. ROE shall be computed on a cumulative basis; i.e., percentage excesses or shortfalls against annual targets will be applied toward subsequent fiscal years. Accordingly, an Incentive Bonus which is not payable for a given fiscal year as a result of our failure to meet the cumulative ROE target for that year shall be payable in a later year if we meet the cumulative ROE target for that subsequent year. Mr. Stanard also received the Incentive Bonus in June 2002, as provided under his prior employment agreement.

         In addition, the CEO Employment Agreement provides that we shall generally indemnify Mr. Stanard to the fullest extent provided under Bermuda law, except in certain limited circumstances.

         The CEO Employment Agreement provides that Mr. Stanard shall be entitled to participate in the Stock Incentive Plans and any successor plan, such participation to be commensurate with his position as Chief Executive Officer. Pursuant to the terms of the CEO Employment Agreement, in 2001 we granted to Mr. Stanard 300,000 Restricted Shares, which vest at the rate of 25% a year with the first installment vesting as of July 1, 2002. The vesting of the Restricted Stock and any future awards granted under the Stock Incentive Plans shall be accelerated in the event of a termination of Mr. Stanard's employment by us without Cause, or by Mr. Stanard for Good Reason (each as defined in the CEO Employment Agreement), or by reason of Executive's death or disability unless, with respect only to future awards, Mr. Stanard is otherwise notified by us at the time of grant.

         The CEO Employment Agreement contains customary provisions relating to exclusivity of services, non-competition and confidentiality. These provisions require that Mr. Stanard devote substantially all of his working time to RenaissanceRe's business, and not engage in competitive business activities. As described below, the non-competition obligation may extend for up to one year after termination of Mr. Stanard's employment. In addition, Mr. Stanard is required to maintain in confidence, and not use for his own benefit, any business secrets or other confidential information concerning our business or policies.

         The CEO Employment Agreement provides that, in general, upon a termination of Mr. Stanard's employment for any reason other than death, disability or, prior to a Change in Control (as defined in the CEO Employment Agreement), a termination by us without Cause or by Mr. Stanard for Good Reason, Mr. Stanard may not engage in business practices competitive with our business for a period of one year from termination. In exchange for this non-competition obligation, Renaissance Reinsurance is required to pay Mr. Stanard an amount equal to his then current base salary and the highest regular discretionary bonus paid or payable to Mr. Stanard over the preceding three fiscal years, in twelve equal monthly installments. Upon certain terminations of employment, we may, within 14 days of such termination, elect not to enforce the non-competition obligation, in which case we are not obligated to pay the amounts described in the preceding sentence. The CEO Employment Agreement also provides for acceleration of the Additional Bonus and Gross-up Payment upon certain terminations. These payments may be payable on the date of the termination or on the last day of the non-competition period, depending on the reason for termination and whether a Change in Control has occurred.

         In the event that a Change in Control occurs and, on or within one year following the date thereof, Mr. Stanard's employment is terminated without Cause or voluntarily by him for Good Reason, we will be required to pay him within fifteen days following the date of such termination, in lieu of the payments described in the immediately preceding paragraph, a lump sum cash amount equal to two times the sum of (i) the highest rate of annual salary in effect during the term of the CEO Employment Agreement plus (ii) the highest regular annual bonus paid or payable to Mr. Stanard over the preceding three fiscal years (excluding the Additional Bonus, the Incentive Bonus and any extraordinary or non-recurring bonus).

         The CEO Employment Agreement also provides that, in the event of a termination by us of Mr. Stanard's employment without Cause, by Mr. Stanard with Good Reason, or by reason of Mr. Stanard's death or disability, Mr. Stanard will be paid an Incentive Bonus equal to the aggregate amount of Incentive Bonuses payable through June 2006 reduced by the aggregate amount of all previous Incentive Bonuses paid to Mr. Stanard. These payments are required to be made irrespective of whether applicable ROE targets have been met.

Employment Agreements with Other Named Executive Officers

         Effective as of November 8, 2002, we entered into amended and restated employment agreements with each of Messrs. Riker, Eklund, Lummis and Nichols. The structure and terms of these agreements are substantially similar except as described in more detail below. Under these agreements, the executives receive
(i) a base salary at a rate to be determined by the Board of Directors of RenaissanceRe in its discretion, upon the recommendation of RenaissanceRe's Chief Executive Officer; (ii) discretionary bonuses; and (iii) expense reimbursement for housing and automobile expenses, including a tax reimbursement payment to the extent reimbursement of housing expenses results in additional income tax liability. The agreements contain provisions relating to exclusivity of services, non-competition and confidentiality, which are similar to those contained in the CEO Employment Agreement. In addition, the agreements provide that the entity that employs the executive officer (whether the Company or an affiliate) shall generally indemnify these officers to the fullest extent provided by Bermuda law, except in certain limited circumstances.

         Upon termination of an executive's employment for any reason other than death or disability, we will be required to continue to pay the executive, for a period of up to two years in the case of Messrs. Eklund and Riker, and up to one year in the case of Messrs. Lummis and Nichols, of his then current base salary and an amount equal to the highest regular annual bonus paid or payable to the executive over the preceding three fiscal years; provided, however, that in the case of a termination without cause of Messrs. Lummis or Nichols, in a context not involving a Change in Control (as defined in the agreements), we will make payments equal to an aggregate of $457,000 for Mr. Lummis and $395,000 for Mr. Nichols. These payments will be made in equal monthly installments commencing one month after the executive's termination of employment and are paid in exchange for the executive's undertaking not to compete with us for a designated period. Under certain circumstances, we may elect not to enforce the executive's non-compete obligations and, therefore, not to make the payments described in the preceding sentence.

         In the event that a Change in Control occurs and, on or within two years following the date of such Change in Control, the applicable executive's employment is terminated without Cause, or the applicable executive terminates his employment for "Good Reason," in lieu of the amounts described above, we would be required to pay such executive within fifteen days following the date of such termination, a lump sum cash amount equal to two times the sum of (i) the highest rate of annual salary in effect during the term of the executive's employment agreement plus (ii) the highest regular annual bonus paid or payable to the applicable executive over the preceding three fiscal years excluding any extraordinary or non-recurring bonus (the "Change in Control Payment"). In addition, the shares of Restricted Stock that were granted to the executives under the employment agreements will, to the extent not vested, become fully vested on the date of such termination.

         Unless sooner terminated as provided in the applicable agreement, Mr. Riker's agreement expires on June 30, 2003, Mr. Eklund's agreement expires on June 30, 2004 and both Messrs. Lummis' and Nichols' agreements expire on June 1, 2003; provided, that the term of the agreements for each of Messrs. Lummis and Nichols will automatically be extended for an additional one-year period on June 1 of each calendar year, unless we or Mr. Lummis or Mr. Nichols, as the case may be, gives 30 days' notice of election not to extend the term.

Stock Bonus Program

         We maintain the Stock Bonus Program pursuant to which the Board may issue Common Shares under the 2001 Stock Incentive Plan. Generally, under the Stock Bonus Program, eligible employees may elect to receive a grant of Common Shares of up to 50% of their bonus in lieu of cash, with an associated matching grant of an equal number of Restricted Shares. The Restricted Shares vest ratably over four years. In 2002, each of our Named Executive Officers elected to receive his entire Annual Bonus in Restricted Shares which vest on the first anniversary of grant. During the restricted period, the employee receives dividends on and votes the Restricted Shares, but the Restricted Shares may not be sold, transferred or assigned. In 2002, we issued 278,697 Common Shares and 101,536 matching Restricted Shares under the Stock Bonus Program having an aggregate value of approximately $14.6 million.

Co-investments

         Certain officers of RenaissanceRe have made investments in investment funds in which RenaissanceRe also invests. None of these officers receives any compensation in connection with such investments or exercises any management discretion over any such investment fund. All such investments have been approved by the Board.

                  PROPOSAL 1 -- THE BOARD NOMINEES PROPOSAL

         Our Bye-laws provide for a classified Board, divided into three classes of approximately equal size. Each director serves a three-year term. At the Annual Meeting, our shareholders will elect the Class II Directors, who will serve until our 2006 Annual Meeting. Our incumbent Class III Directors are scheduled to serve until our 2004 Annual Meeting and our incumbent Class I Directors are scheduled to serve until our 2005 Annual Meeting.

         Three directors are nominated for election at the Annual Meeting. If any Nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such other Nominee, if any, in their discretion as may be recommended by the Board.


                                    NOMINEES

CLASS II DIRECTORS (WHOSE TERMS
-------------------------------
WILL EXPIRE (IF ELECTED) IN 2006):
----------------------------------

NAME                                     AGE            POSITION
Thomas A. Cooper                         66             Director
W.  James MacGinnitie                    64             Director
James N. Stanard                         54             Director


                              CONTINUING DIRECTORS

CLASS III DIRECTORS
-------------------
(WHOSE TERMS EXPIRE IN 2004):
-----------------------------

NAME                                     AGE            POSITION
William F.  Hecht                        59             Director
William I. Riker                         43             Director


CLASS I DIRECTORS (WHOSE TERMS
------------------------------
EXPIRE IN 2005):
----------------

NAME                                     AGE            POSITION
Edmund B. Greene                         64             Director
Brian Hall                               61             Director
Scott E. Pardee                          66             Director

RECOMMENDATION AND VOTE

         Approval of our Board Nominees Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE BOARD NOMINEES PROPOSAL.

                       PROPOSAL 2 -- THE AUDITORS PROPOSAL

         Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint the firm of Ernst & Young to serve as our independent auditors for the 2003 fiscal year until the 2004 Annual Meeting. Ernst & Young served as our independent auditors for the 2002 fiscal year. A representative of Ernst & Young will attend the Annual Meeting and will be available to respond to questions and may make a statement if he or she so desires. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors' remuneration to the Board.

Fees billed to us by Ernst & Young during the 2002 and 2001 fiscal years:

Audit Fees.

         Audit Fees billed to us by Ernst & Young during our 2002 fiscal year for (a) the audit of our annual financial statements, (b) review of our quarterly financial statements, (c) statutory audits and (d) assistance with and review of documents filed with the Commission (including comfort letters and consents) totaled $668,600. Audit Fees billed to us by Ernst & Young for these services during our 2001 fiscal year totaled $538,000.

Audit-Related Fees.

          Audit Related Fees billed to us by Ernst & Young totaled $81,500 during our 2002 fiscal year and $15,000 during our 2001 fiscal year and are principally derived from due diligence assistance related to the review of potential strategic transactions.

Tax Fees.

         Fees billed to us by Ernst & Young during our 2002 fiscal year for all tax related services rendered to us totaled $42,000. Fees billed to us by Ernst & Young during our 2001 fiscal year for all tax related services rendered to us totaled $194,900.

All Other Fees.

          Ernst & Young did not perform any such "other services" during our 2002 or 2001 fiscal years.

          The Audit Committee has considered whether any information technology and non-audit consulting services provided by Ernst & Young could impair the independence of Ernst & Young. No such services have been provided by Ernst & Young during 2002 and 2001 and thus the Audit Committee concluded that such services did not impair the auditor's independence.

          All engagements of Ernst & Young to provide audit, audit related and tax services to the Company during 2002 were pre-approved by the Audit Committee.

          As noted above, the Audit Committee is responsible for managing our relationship with our independent auditors (subject to shareholder ratification as provided by Bermuda law). The Audit Committee has the sole authority to hire and employ our auditors. The Audit Committee regularly reviews the auditors' work plan, staffing comments, bills and work product.

Accordingly, it is our policy that all proposed engagements by our current audit firm must be approved in advance by the Audit Committee.

RECOMMENDATION AND VOTE

         Approval of our Auditors Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AUDITORS PROPOSAL.

                             ADDITIONAL INFORMATION

Other Action at the Annual Meeting

         A copy of our Annual Report to Shareholders for the year ended December 31, 2002, including financial statements for the year ended December 31, 2002 and the auditors' report thereon, has been sent to all shareholders. The financial statements and auditors' report will be formally laid before the Annual Meeting, but no shareholder action is required thereon.

         As of the date of this Proxy Statement, we have no knowledge of any business, other than that we have described herein, that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2004 Annual General Meeting of Shareholders

         Shareholder proposals must be received in writing by the Secretary of RenaissanceRe no later than January 3, 2004 and must comply with the requirements of the Securities and Exchange Commission and our Bye-laws in order to be considered for inclusion in our proxy statement and form of proxy relating to the Annual General Meeting to be held in 2004. Such proposals should be directed to the attention of the Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda. Shareholders who intend to nominate persons for election as directors at our general meetings must comply with the advance notice procedures and other provisions set forth in our Bye-laws in order for such nominations to be properly brought before that general meeting. These provisions require, among other things, that written notice from not less than twenty shareholders holding in the aggregate not less than 10% of the outstanding paid up share capital of RenaissanceRe be received by the Secretary of RenaissanceRe not less than 60 days prior to the general meeting.

         If a shareholder proposal is introduced at the 2004 annual general meeting of shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us on or before March 9, 2004 as required by SEC Rule 14a-4 (c)(1), of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by us for the 2004 Annual General Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

                              [FORM OF PROXY CARD]

                           RENAISSANCERE HOLDINGS LTD.

 THIS PROXY IS SOLICITED ON BEHALF OF RENAISSANCERE HOLDINGS LTD. IN CONNECTION
   WITH ITS ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 2003.

    The undersigned shareholder of RenaissanceRe Holdings Ltd. (the "Company") hereby appoints Martin J. Merritt and Stephen H. Weinstein, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes them to represent and vote as designated in this Proxy, all of the Common Shares and Diluted Voting Class I Common Shares, $1.00 par value each per share (collectively, the "Common Shares"), of the Company held of record by the undersigned shareholder on March 3, 2003 at the Annual General Meeting of Shareholders of the Company to be held on May 28, 2003, and at any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies are authorized to vote such Common Shares upon such other business as may properly come before the Annual General Meeting.

    THE SUBMISSION OF THIS PROXY IF PROPERLY EXECUTED REVOKES ALL PRIOR PROXIES.

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)
                              [BLANK TABLE FOLLOWS]
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

YOU CAN NOW ACCESS YOUR RENAISSANCERE HOLDINGS LTD. ACCOUNT ONLINE.

Access your RenaissanceRe Holdings Ltd. shareholder account online via Investor ServiceDirect(sm) (ISD).

Mellon Investor Services LLC, agent for RenaissanceRe Holdings Ltd., now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

  o  View account status                    o  Make address changes
  o  View certificate history               o  Establish/change your PIN
  o  View book-entry information            o  Obtain a duplicate 1099 tax form
  o  View payment history for dividends

              VISIT US ON THE WEB AT HTTP://WWW.MELLONINVESTOR.COM
                 AND FOLLOW THE INSTRUCTIONS SHOWN ON THIS PAGE.

STEP 1: FIRST TIME USERS - ESTABLISH A PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

THE CONFIDENTIALITY OF YOUR PERSONAL INFORMATION IS PROTECTED USING SECURE SOCKET LAYER (SSL) TECHNOLOGY.

o  SSN or Investor ID
o  PIN
o  Then click on the |Establish PIN| button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

--------------------------------------------------------------------------------

STEP 2: LOG IN FOR ACCOUNT ACCESS

You are now ready to log in. To access your account please enter your:
o  SSN or Investor ID
o  PIN
o  Then click on the |Submit| button

If you have more than one account, you will now be asked to select the appropriate account.

--------------------------------------------------------------------------------

STEP 3: ACCOUNT STATUS SCREEN

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

o  Certificate History
o  Book-Entry Information
o  Issue Certificate
o  Payment History
o  Address Change
o  Duplicate 1099

              FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN

                       9AM-7PM MONDAY-FRIDAY EASTERN TIME

Please Mark Here for
Address Change or Comments
SEE REVERSE SIDE


1.  To elect three Class II directors to serve until our 2006 Annual Meeting.

FOR             WITHHOLD                FOR ALL EXCEPT
[ ]               [ ]                         [ ]

CLASS II DIRECTORS:
------------------

01 James N. Stanard 02 Thomas A. Cooper 03 W. James MacGinnitie

IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NOMINEE'S NAME. YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE.

2.  To appoint the firm of Ernst & Young, independent auditors, to serve as our           FOR     AGAINST     ABSTAIN
    independent auditors for the 2003 fiscal year until our 2004 Annual Meeting,          [ ]       [ ]         [ ]
    and to refer the determination of the auditors' remuneration to the Board.


THE BOARD OF DIRECTORS OF RENAISSANCERE HOLDINGS LTD. UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES AND EACH OF THE PROPOSALS LISTED ABOVE.

Please sign your name or names exactly as it appears on your share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.


                                   Dated:                                 , 2003
                                          --------------------------------


                                   ---------------------------------------------
                                                Shareholder sign here


                                   ---------------------------------------------
                                                  Co-owner sign here



--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE